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                              Dewey Ballantine LLP
                          1301 Avenue of the Americas
                           New York, New York 10019

                                                                     EXHIBIT 5.1


                                         January 24, 2001

Triad Hospitals, Inc.
13455 Noel Road
Dallas, Texas 75240


Ladies and Gentlemen:

     We have acted as counsel for Triad Hospitals, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering under the Act up to 37,642,537 shares (the "Shares") of the Company's common stock, par value $0.01 per share, proposed to be issued in connection with the merger (the "Merger") of Quorum Health Group, Inc., a Delaware corporation ("Quorum"), with and into the Company contemplated by the Agreement and Plan of Merger, dated as of October 18, 2000 (the "Merger Agreement"), by and between Quorum and Company.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary and appropriate for the purpose of expressing the opinion contained herein, including, without limitation, the Certificate of Incorporation of the Company, the Bylaws of the Company, the Registration Statement, the Merger Agreement and resolutions adopted by the Board of Directors of the Company.
With respect to all of the documents reviewed, we have assumed, without investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. As to any facts which we have not independently established or verified, we have relied upon statements and representations of representatives of the Company and others.

     We are admitted to the Bar of the State of New York and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.


     Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act and the Shares have been issued in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

     The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                              Very truly yours,


                              /s/ Dewey Ballantine LLP

                              DEWEY BALLANTINE LLP